Exhibit 10.31

275 Frank Tompa Drive Waterloo, ON N2L 0A1 CANADA

Private and Confidential

December 4, 2009

Kirk Roberts

Dear Kirk:

This letter confirms our discussion at which time you were provided notice that Open Text Corporation (the “Company”, “Open Text”) is terminating your employment effective February 15, 2010 (Termination Date). As of the Termination Date, your service, employment, any pay, variable compensation or commission payments and benefits not expressly extended to you in this letter will end.

Your last day worked will be February 15, 2010. The period from today through the Termination Date inclusive shall serve to be the notice period. Also, to further assist you in finding alternate employment, we are providing the career services of our Employee Assistance Program (detailed below).

In addition to this notice period, the company has prepared the following severance package. Upon acceptance of this package, please sign one copy of this letter and return it to HR Services located in the Waterloo office no later than 5 business days from the date of this letter. Please fax for processing to 1-877-267-3647, mail in the signed original and retain the additional copy for your records.

1.	Severance Payments

As per your Employment Agreement dated July 1, 2009, the Company will provide a total severance package of 20 months. This package includes 20 months of severance payments (as detailed below) beyond the notice period until October 15, 2011 (Severance End Date). Severance payments are less all withholding and other employment taxes required by law and other usual deductions and are made via direct deposit on our regular semi-monthly payroll schedule (15th and last day of the month). If this package is accepted, these payments begin immediately following your Termination Date. However, severance payments will not begin until all Company property is returned as outlined in the Return of Company Property Section below.

Total Severance Payments = $583,333.33 CDN

Semi-Monthly Severance Installments = $14,583.33 CDN ($583,333.33 CDN / 40)

In addition to the severance payment above, you will also receive:

1)	Any Variable Compensation amount earned up to the Termination Date. We are unable at this time to estimate a possible payment. However, if a payment is made, it will follow the normal procedure and will be paid within 31 days of the amount being calculated and approved.

2)

An amount equal to  1/12 of the Variable Compensation payment earned during the bonus year proceeding the current bonus year times the number of months referred to in the chart on Exhibit 1 of your Employment Agreement, based on your length of service (January 1, 1992). The total variable compensation paid to you from July 1, 2008 to June 30, 2009 was $196,558.00 CDN. This amount will be divided into 40 equal installments and will be included with your semi-monthly severance payment until October 15, 2011. Your semi-monthly payment will be $4,913.95 CDN.

3)	As per the “STATEMENT OF WORK” section of your Consulting Letter Agreement, as a Consultant, you will be paid a monthly retainer of $200.00 CDN, to be invoiced monthly and payable within 30 days of submission of an approved invoice until October 15, 2011.

You acknowledge that these payments include all notice and severance to which you may be entitled pursuant to the Employment Standards Act or any other Ontario labour laws, which apply.

You further acknowledge that should you resume employment with the Company or any of its subsidiaries or affiliates during the Notice or Severance Period prescribed above, all payments described in this letter will cease and no additional payments will be due.

2.	Outstanding Vacation Pay

All accrued, but unused vacation days, including time accrued during the statutory notice period will be paid with the next regularly scheduled payroll following the Termination Date. As per the vacation policy, any negative vacation balance will be deducted from your final pay.

3.	Outstanding Expenses

If you have any outstanding expenses, your final expense report must be submitted to the Company for review and approval within five (5) business days of your Termination Date. Approved reimbursement payments shall be made by the Company within thirty (30) days after the Company’s receipt of your final expense report.

4.	Employee Stock Purchase Plan (ESPP)

Typically, deductions to the ESPP will stop immediately, and all monies contributed in the current season will be refunded to you on your first pay during your notice period. In the event that your Termination Date occurs on or after the last day of the current purchase period, your deductions to the ESPP will continue until shares are purchased. In this circumstance, should you wish to have deductions cease, you must notify HR Services at least 5 business days prior to the last day of the current purchase period.

5.	Stock Options

You may only exercise options that have vested prior to your Termination Date per the plan. Your stock options will continue to vest during the term of your consulting agreement. No options will vest following your Severance End Date (October 15, 2011) If you wish to exercise your stock options, please contact options-espp@opentext.com.

6.	Long-Term Incentive Plan

As a participant in the company LTIP plans, you will be eligible for pro-rata payments, if in fact the company reaches all or some of the target objectives as per the plan document. Without knowing the outcome of company performance, we are unable to estimate possible payments at this time. However, if LTIP targets are reached, and a payment is required, it will follow the normal procedure by board approval.

a.	For LTIP1, you will be eligible for a pro-rata payment equal to 32 of 36 months

b.	For LTIP2, you will be eligible for a pro-rata payment equal to 20 of 36 months

Payments for all LTIP plans will most likely occur in the September time-frame after each of the plan periods close.

7.	Group Insurance

All Group Insurance Benefits will terminate as of your Termination Date except for the following:

•	Health and Dental Care plan (if applicable) at the level in which you are presently enrolled

•	Emergency Out of Country Medical & Travel Assistance will be reduced to $50,000 with a limited 60 day stay outside Canada.

•	The Employee Assistance Program (EAP)

These benefits will continue until your Severance End Date.

Should you wish to convert your Basic Life, Employee Optional Life and/or Spousal Optional Life and AD&D (if applicable) to a personal plan, please refer to the FAQ document attached for more information.

8.	Group RRSP Contributions

Your participation in the Company’s RRSP, if applicable, will terminate as of your Termination Date and the Company will continue to match contributions based on the Plan guidelines until this date. If you would like to stop your RRSP prior to your Termination Date, please notify HR Services in writing. Further information regarding your RRSP Options will be mailed to your home address after your final RRSP contribution is made to the carrier.

9.	Career Transition

To assist you in your job search, the Company will provide you with career transitioning services until the Severance End Date through Ceridian’s Employee Assistance Program. You can access this service by calling Ceridian’s toll-free call center at 877-207-8833.

10.	Employment Verification

Enclosed you will find a written employment verification letter with your employment details. This letter confirms factual information such as dates employed and position title. All verbal inquires should be referred to HR Services and will be responded to in keeping with the wording of the written employment letter.

11.	Return of Company Property

All payments outlined in this letter are conditional upon return of all Company property including but not limited to; computers, printers, laptops, blackberries, phones, documents, software, code, manuals, customer lists and/or correspondence, notebooks, reports and other written, digital or graphic materials relating in any way to the Company business and prepared or obtained by you from the Company, its clients or its suppliers during the course of your employment with the Company, including but not limited to corporate credit cards and building/office access pass. It is understood and agreed that deletions of Company data on computers and hard drives is considered destruction of Company property and therefore all data must be returned intact to the Company. Should you have Company property at your home or other location you are required to return it to the Company within five (5) business days of your actual last day worked. If required, the Company will provide you with a courier account number to expense the shipping costs.

12.	Non-Disparagement and Professionalism

You agree that you will not make any statements that are derogatory or disparaging toward the Company or its affiliates, strategic partners, third party software providers or the Company’s management, products, or services, either verbally or in writing, in any form through any medium, including but not limited to, Internet postings, blogs or email communications.

13.	General Release

In exchange for the Company providing you with the severance described in Section 1 and other good and valuable consideration set forth herein, you agree that, you will execute a release substantially the same as the release attached as Exhibit A to this Agreement. You understand that your eligibility for the benefits offered under this Agreement (except where otherwise stated) is subject to, and conditioned upon, your executing a copy of the release and returning it to Open Text. The release document will be provided to you by the Company prior to your last day worked and must be signed by you and returned to the address indicated below no earlier than 5 working days before the last day worked or the offer of severance will be considered withdrawn.

14.	Miscellaneous Provision

From and after your notification date, you represent that you have not made, and agree that you will not make, to any third party any disparaging, untrue, or misleading written or oral statement about or relating to Open Text or its products or services (or about or relating to any officer, director, agent, employee, or other person acting on Open Text’s behalf). The Company agrees to do the same regarding your past employment at Open Text.

15.	Amendment

This Agreement may not be altered, amended, or modified except in writing signed both by you and Open Text.

16.	Severability

If any provision of this Agreement is found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent necessary to render it valid and enforceable, or shall be deemed excised from this Agreement, as the case may require.

17.	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. Ontario has exclusive jurisdiction with respect to any disputes arising pursuant to this Agreement.

18.	Confidentiality

The Company’s promises and obligations under this Agreement are conditional upon your promise, made by your signing this Agreement, and your compliance with your promise, to keep all information acquired by you or disclosed to you regarding the business of the company strictly confidential, and that you will not engage in any conduct or make any statements which may impair the reputation or which may be otherwise detrimental to the company. The provisions of this paragraph are an essential condition of the Agreement. You will also confirm that you will be bound by the terms of your Confidentiality and Non-solicitation Agreement.

As further condition of this Agreement you agree not to disclose, either directly or indirectly, any information whatsoever regarding the substance of this Agreement. This includes current and former employees of the company and all other members of the public, including the media, but does not include your spouse or any person from whom you obtain legal of financial advice, provided they are prepared to accept the same restriction on disclosure.

Please read this letter Agreement and carefully consider all of its provisions before signing it. This Agreement contains a release of all known and unknown claims, including those under federal, provincial and local laws prohibiting discrimination in employment.

This proposal is conditional upon your signing and dating a copy of this letter and returning to HR Services by 5 business days from your notification date. You should feel free to obtain any advice that you require to consider this proposal.

Very truly yours,

OPEN TEXT CORPORATION

Tony Preston
SVP, Global Human Resources

I have read, understand and agree to the options presented to me in the above proposal.

Accepted:		Date:
Kirk Roberts

Witness:		Name:
	Signature		Printed

Attached: Exhibit A

EXHIBIT A

GENERAL RELEASE

(To be signed no earlier than five (5) days prior to Last Day Worked)

You acknowledge that you, together with each of your present and former heirs, executors, successors and assigns, as the case may be, do hereby remise, release and forever discharge OPEN TEXT together with each of its respective administrators, representatives, shareholders, subsidiaries, controlled, related or affiliated corporations, successors, officers, directors, agents, employees, associates and assigns as the case may be, of and from all actions, causes of action, suits, debts, dues, accounts, contracts, covenants, claims and demands, including claims or complaints pursuant to the Employment Standards Act, 2000, S.O. 2000, as amended, whatsoever which you and your respective present and former heirs, executors, beneficiaries, successors and assigns, or any of them, have had, or now has in respect of any matter or thing whatsoever existing up to the present time, wheher in law or in equity, whether real or contingent, whether liquidated or unliquidated, and particularly, without in any way whatsoever limiting the generality of the foregoing, of and from all claims and demands of every nature and kind relating to your employment with the Company and the cessation of that employment.

In consideration of OPEN TEXT honouring and completing each of its obligations; set out in the termination letter dated December 4, 2009, attached as Exhibit “A” hereto; and set out in the Consulting Letter Agreement also dated December 4, 2009, attached as Exhibit “B” hereto (establishes A & B together being “the Agreement”)

You agree not to make any claim or commence or maintain any action or proceeding against any person or corporation in which any claims may arise against Open Text.

This release shall not constitute a bar to any proceedings which may be taken by either party to enforce any of the terms of “the Agreement”.

You agree to save harmless and indemnify Open Text from and against all claims, charges, taxes, penalties or demands which may be made by the Minister of National Revenue requiring Open Text to pay income tax, charges, taxes or penalties under the Income Tax Act (Canada) in respect of income tax payable by you in excess of income tax previously withheld; and in respect of any and all claims, charges, taxes or penalties and demands which may be made on behalf of or related to the Unemployment Insurance Commissions and the Canada Pension Commission under the applicable statutes and regulations with respect to any amounts which may in the future be found to be payable by you, and which the Company is required to pay.

You agree that you had the opportunity to obtain independent legal advice with respect to the terms of settlement as well as this document and that you fully understand them. You voluntarily accept the terms of settlement for the purpose of making full and final compromise of all matters between you and the Company.

You agree that nothing herein shall be deemed to be an admission of liability on the part of Open Text and such liability is in fact denied.

You acknowledge that your severance payments as outlined in the Agreement are conditional upon you signing this General Release and returning it to the Company no earlier than five (5) days prior to your Last Day Worked.

Accepted:		Date:
Kirk Roberts

Witness:		Name:
	Signature		Printed